EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 147 to Registration Statement No. 002-22019 on Form N-1A of our report dated November 16, 2012, relating to the financial statements and financial highlights of Eaton Vance Atlanta Capital Select Equity Fund, one of the Funds constituting Eaton Vance Growth Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the period ended September 30, 2012, and to the references to us under the headings “Financial Highlights” in the Prospectus dated February 1, 2013, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated February 1, 2013, which are incorporated by reference in and are part of such registration statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 19, 2013